EXHIBIT 99.1

                                     ANAREN(R)
                                        What'll we think of next?


                                     April 29, 2008

                                     FROM:    Anaren, Inc.
                                              6635 Kirkville Road
                                              East Syracuse, NY  13057

                                     CONTACT: Joseph E. Porcello, VP of Finance
                                              315-362-0514

                      Anaren Reports 3rd Quarter Results

    SYRACUSE, N.Y., April 29 /PRNewswire-FirstCall/ -- Anaren, Inc. (Nasdaq:
ANEN) today reported net sales for the fiscal 2008 third quarter ended March 31, 2008 of $32.6 million, unchanged from the third quarter of last year. Income from continuing operations for the third quarter of fiscal 2008 was $2.0 million, or $0.14 per diluted share, down from income from continuing operations of $3.5 million, or $0.20 per diluted share for the third quarter of last year. Net income for the third quarter of fiscal 2008 was $2.8 million, or $0.19 per share, and included $770,000, or $0.05 per share of income from discontinued operations due to the reduction of an unrecognized tax benefit resulting from the lapse of the applicable statute of limitations related to the prior dissolution of the Company's Netherland subsidiary. This compares to net income of $3.5 million, or $0.20 per diluted share for the third quarter of last year.

    (Logo: http://www.newscom.com/cgi-bin/prnh/20021022/NYTU197LOGO )

    Proforma net income per share, excluding non cash equity based compensation, for the third quarter ended March 31, 2008 was $0.24 per diluted share and included $0.05 per share for income from discontinued operations. This compares to net income per diluted share, excluding non cash equity based compensation, of $0.24 per share for the third quarter of the previous year.

    Gross margin for the third quarter ended March 31, 2008 was 31.1%, compared to 34.8% for the third quarter of last year. The decline in gross margin in the current quarter resulted from manufacturing inefficiencies on several production programs and cost overruns on development projects within the Space & Defense Group, as well as a decline in profitability in the Salem, NH ceramics operation of the Wireless group. As a result of the continued poor financial performance of the ceramics operation, the Company is transitioning the production of the high power wireless resistor product line from the ceramics operation to our Suzhou, China operation. The transition is expected to be completed in the first quarter of fiscal 2009 and will result in more than $1.0 million in annual savings.

    Lawrence A. Sala, Anaren's President and CEO said, "Though we remain very optimistic with regard to the near and long term prospects for our Space & Defense business, the execution on several key programs during the quarter was disappointing." Mr. Sala added, "A number of supply chain, quality and product development issues negatively impacted net sales and profit margins for the group in the third quarter."

    The effective tax rate on income from continuing operations for the third quarter of fiscal 2008 was 27.4% compared to 28.3% for the third quarter of fiscal 2007. The tax rate for the remainder of fiscal 2008 is expected to be approximately 26.5%.

    Operating income for the third quarter of fiscal 2008 was $2.3 million, or 7.0% of net sales, down from $4.0 million, or 12.4% of net sales for the third quarter of last year. The Company incurred a lease charge in the third quarter in the amount of $215,000, or $0.01 per diluted share related to future lease cost in excess of the expected rental income generated from the Company's Frimley, U.K. facility. This charge coupled with the decline in gross margin and a 1.0 percentage point increase in R&D expense as a percent of sales, reduced operating income by 5.4 percentage points for the third quarter of fiscal 2008.

    As disclosed in our latest Form 10-K, the Company leases an 18,000 square foot facility in Frimley, England under a non-cancellable lease which runs through February 2014. The building is vacant at this time and the annual rental costs including fees and property taxes are approximately $700,000. The Company has been attempting to sublet the facility for over six months and due to the current real estate market in this area, has not been successful in procuring a new tenant. Currently, the Company believes that it will take a minimum 4 to 6 months to find a tenant and therefore, has reserved for the rent expense over this period. If a tenant is not found during this period, the Company will be required to take additional reserve charges in future quarters.

    For the nine months ended March 31, 2008, net sales were $97.1 million, up 4.2% from the first nine months of fiscal 2007. Operating income for the first nine months of fiscal 2008 was $8.1 million, or 8.3% of net sales, down $4.1 million from the same period of last year. Income from continuing operations and net income for the first nine months of fiscal 2008 were $7.3 million, or $0.48 per diluted share and $8.1 million, or $0.53 per share, respectively. This compares to income from continuing operations and net income for the first nine months of fiscal 2007 of $11.0 million, or $0.62 per diluted share.

    Balance Sheet

    During the third quarter, the Company generated $270,000 in operating cash flow and used $2.8 million to repurchase 194,471 shares of its common stock. Expenditures for capital additions in the third quarter were $2.7 million driven primarily by the expansion and renovation of the Company's East Syracuse, New York manufacturing facility. Funds needed for stock repurchases and capital expenditures in excess of funds generated by operations came from maturities of the Company's investments. Cash, cash equivalents and marketable debt securities at March 31, 2008 were $42.6 million.

    Wireless Group

    Wireless Group net sales for the quarter were $20.2 million, up 13.3% from the third quarter of fiscal 2007. Increased demand for standard components predominately from customers in Asia offset continued weakness in demand for custom assemblies from one customer. In general, demand for infrastructure products remains volatile and visibility remains very limited. Sales of consumer component products were $845,000 for the quarter, relatively unchanged from the third quarter of last year due to the continued diversification of design wins.

    Customers that generated greater than 10% of Wireless Group net sales for the quarter were Flextronics, Huawei, Motorola, Nokia and Richardson Electronics, Ltd.

    Space & Defense Group

    Space & Defense Group net sales for the quarter were $12.4 million, down 16.0% from the third quarter of fiscal 2007. The decline in net sales from the third quarter of last year was due to the poor execution on several programs in the current third quarter and the significant sales in the third quarter of last year for counter IED related products. This counter IED program was completed in the fourth quarter of last year.

    New orders for the quarter totaled $10.0 million and included contracts for passive ranging and radar subsystems. In addition, the Group received a $3.5 million contract to provide receive/transmit assemblies to the Raytheon Missile Division for the Phalanx System. This initial order is both a key new product and new program win for the group with potential for future orders to support additional upgrades and new system production.

    Customers that generated greater than 10% of Space & Defense net sales for the quarter were ITT, Raytheon, Northrop Grumman, and Lockheed Martin.

    Space & Defense backlog at March 31, 2008 was approximately $58.0 million.

    Outlook

    For the fourth quarter of fiscal 2008, we expect an increase in sales for the Space & Defense Group and a decrease in demand for Wireless products. As a result, we expect net sales to be in the range of $30 - $33 million for the fourth quarter of fiscal 2008. With an anticipated tax rate of approximately 26.5% and expected stock based compensation expense of approximately $0.05 per diluted share, we expect GAAP net earnings per diluted share to be in the range of $0.12-$0.16 for the fourth quarter.

    Forward-Looking Statements

    The statements contained in this news release which are not historical information are "forward-looking statements". These, and other forward-looking statements, are subject to business and economic risks and uncertainties that could cause actual results to differ materially from those discussed. The risks and uncertainties described below are not the only risks and uncertainties facing our Company. Additional risks and uncertainties not presently known to us or that are currently deemed immaterial may also impair our business operations. If any of the following risks actually occur, our business could be adversely affected, and the trading price of our common stock could decline, and you may lose all or part of your investment.

    These known factors include, but are not limited to: the Company's ability to timely ramp up to meet some of our customers' increased demands; unanticipated delays in successfully completing customer orders within contractually required timeframes; unanticipated penalties resulting from failure to meet contractually imposed delivery schedules; unanticipated costs and damages resulting from replacement or repair of products found to include latent defects; increased pricing pressure from our customers; decreased capital expenditures by wireless service providers; the possibility that the Company may be unable to successfully execute its business strategies or achieve its operating objectives, generate revenue growth or achieve profitability expectations; successfully securing new design wins from our OEM customers, reliance on a limited number of key component suppliers, unpredictable difficulties or delays in the development of new products; the ability to successfully transition the production of resistive products from the Company's Salem, New Hampshire facility to the Company's Suzhou China facility; order cancellations or extended postponements; the risks associated with any technological shifts away from the Company's technologies and core competencies; unanticipated impairments of assets including investment values and goodwill; diversion of defense spending away from the Company's products and or technologies due to on-going military operations; and litigation involving antitrust, intellectual property, environmental, product warranty, product liability, and other issues. You are encouraged to review Anaren's 2007 Annual Report on Form 10-K for the fiscal year ended June 30, 2007 and exhibits to those Reports filed with the Securities and Exchange Commission to learn more about the various risks and uncertainties facing Anaren's business and their potential impact on Anaren's revenue, earnings and stock price. Unless required by law, Anaren disclaims any obligation to update or revise any forward-looking statement.

    Conference Call

    Anaren will host a live teleconference, open to the public, on the Anaren Investor Info, Live Webcast Web Site (http://www.anaren.comand ccbn.com at http://www.streetevents.com on Tuesday, April 29 at 5:00 p.m. EDT. A replay of the conference call will be available at 8:00 p.m. (EDT) beginning April 29, 2008 through midnight May 2, 2008. To listen to the replay, interested parties may dial in the U.S. at 1-888-203-1112 and international at 1-719-457-0820. The access code is 4863774. If you are unable to access the Live Webcast, the dial in number for the U.S. is 1-877-856-1958 and International is 1-719-325-4822.

    Company Background

    Anaren designs, manufactures and sells complex microwave components and subsystems for the wireless communications, satellite communications and defense electronics markets. For more information on Anaren's products, visit our Web site at www.anaren.com.

                        Anaren, Inc. and Subsidiaries
                 Consolidated Condensed Statements of Income
                                 (Unaudited)

                       Three Months Ended          Nine Months Ended
                      Mar. 31,     Mar. 31,       Mar. 31,     Mar. 31,
                       2008         2007           2008         2007
                   -----------  -----------    -----------  -----------

Sales              $32,618,733  $32,600,635    $97,076,907  $93,126,530

Cost of sales       22,478,241   21,242,154     66,016,934   60,030,937
                   -----------  -----------    -----------  -----------
Gross profit        10,140,492   11,358,481     31,059,973   33,095,593
                   -----------  -----------    -----------  -----------
                          31.1%        34.8%          32.0%        35.5%
Operating expenses:
  Marketing          1,766,226    1,829,982      5,299,409    5,571,546
  Research and
   development       2,675,685    2,345,034      7,565,676    6,676,042
  General and
   administrative    3,193,705    3,155,894      9,715,555    8,684,862
  Lease impairment     214,727            -        418,383            -
                   -----------  -----------    -----------  -----------
    Total operating
     expenses        7,850,343    7,330,910     22,999,023   20,932,450
                   -----------  -----------    -----------  -----------

Operating income     2,290,149    4,027,571      8,060,950   12,163,143
                   -----------  -----------    -----------  -----------
                           7.0%        12.4%           8.3%        13.1%
Other income
(expense):
  Other income,
   primarily
   interest            535,582      874,297      1,883,991    2,687,983
  Interest expense      (6,142)      (6,143)       (52,574)     (18,429)
                   -----------  -----------    -----------  -----------
    Total other
     income (expense)  529,440      868,154      1,831,417    2,669,554
                   -----------  -----------    -----------  -----------

Income before income
 taxes               2,819,589    4,895,725      9,892,367   14,832,697
Income taxes           773,000    1,385,000      2,589,000    3,800,000
                   -----------  -----------    -----------  -----------
Income from
 continuing
 operations         $2,046,589   $3,510,725     $7,303,367  $11,032,697
                   -----------  -----------    -----------  -----------
                           6.3%        10.8%           7.5%        11.8%
Discontinued
 operations:
Income from
 discontinued
 operations of
 Anaren Europe               -            -              -            -
Income tax benefit     770,000            -        770,000            -
                   -----------  -----------    -----------  -----------

Income from
 discontinued
 operations           $770,000           $-       $770,000          $ -
                   -----------  -----------    -----------  -----------

Net income          $2,816,589   $3,510,725     $8,073,367  $11,032,697
                   -----------  -----------    -----------  -----------
                           8.6%        10.8%           8.3%        11.8%
Basic earnings
 per share:
  Income from
   continuing
   operations            $0.14        $0.20          $0.49        $0.63
  Income from
   discontinued
   operations             0.05         0.00           0.05         0.00
                   -----------  -----------    -----------  -----------
  Net income             $0.19        $0.20          $0.54        $0.63
                   ===========  ===========    ===========  ===========

Diluted earnings
 per share:
  Income from
   continuing
   operations            $0.14        $0.20          $0.48        $0.62
  Income from
   discontinued
   operations             0.05         0.00           0.05         0.00
  Net income             $0.19        $0.20          $0.53        $0.62

Shares used in
 computing net income
  Per share:
    Basic           14,301,900   17,397,647     15,022,181   17,504,946
                   ===========  ===========    ===========  ===========
    Diluted         14,479,862   17,699,597     15,282,144   17,921,998
                   ===========  ===========    ===========  ===========

                                 Anaren, Inc.
                     Consolidated Condensed Balance Sheet

                                          March 31, 2008   June 30, 2007
                                           (Unaudited)
                                             -----------     -----------

Assets:
Cash, cash equivalents and short-term
investments                                  $25,657,018     $43,014,064
Accounts receivable, net                      23,147,498      19,768,701
Other receivables                              1,541,788       1,606,093
Inventories                                   27,636,992      24,331,597
Other current assets                           2,821,586       3,067,019
                                             -----------     -----------
  Total current assets                        80,804,882      91,787,474

Net property, plant and equipment             41,352,684      37,091,786
Securities available for sale                    500,000               -
Securities held to maturity                   16,475,067      31,540,247
Goodwill                                      30,715,861      30,715,861
Other assets                                      24,751          68,947
                                             -----------     -----------
Total assets                                $169,873,245    $191,204,315
                                             ===========     ===========


Liabilities and stockholders' equity Liabilities:
Accounts payable                              $9,009,367     $11,717,120
Accrued expenses                               2,103,809       3,907,652
Customer advance payments                      1,999,898       1,318,812
Other liabilities                              2,822,323       1,985,856
                                             -----------     -----------
  Total current liabilities                   15,935,397      18,929,440

Other non-current liabilities                  5,052,150       5,480,727
                                             -----------     -----------
  Total liabilities                           20,987,547      24,410,167

Stockholders' equity:
Retained earnings                             93,380,180      85,306,813
Common stock and additional paid-in capital  191,631,636     188,149,232
Accumulated comprehensive loss                  (205,692)       (984,640)
  Less cost of treasury stock               (135,920,426)   (105,677,257)
                                             -----------     -----------
  Total stockholders' equity                 148,885,698     166,794,148
                                             -----------     -----------
Total liabilities and stockholders' equity  $169,873,245    $191,204,315
                                             ===========     ===========

                                 Anaren, Inc.
               Consolidated Condensed Statements of Cash Flows
                                 (Unaudited)

                                             Nine Months   Three Months
                                                Ended          Ended
                                            Mar. 31, 2008 Mar. 31, 2007
                                            ------------- -------------

Cash flows from operating activities:
  Net income                                 $ 8,073,367     $2,816,589
  Income from discontinued operations            770,000        770,000
                                             -----------     ----------
  Income from continuing operations            7,303,367      2,046,589

Adjustments to reconcile income from
 continuing operations to net cash
 provided by operating activities:

  Depreciation and amortization of plant
   and equipment                               4,957,528      1,579,415
  Amortization                                   473,220        140,070
  Provision for doubtful accounts                (24,197)          (242)
  Deferred income taxes                           89,000        705,000
  Equity based compensation                    2,781,092        942,830
  Receivables                                 (3,272,600)    (2,438,128)
  Inventories                                 (3,312,017)      (565,005)
  Accounts payable                            (1,652,316)    (1,118,254)
  Other assets and liabilities                   282,567     (1,021,973)
                                             -----------     ----------

  Net cash provided by continuing operations   7,625,644        270,302
                                             -----------     ----------
  Net cash used for discontinued operations            -              -
                                             -----------     ----------
  Net cash provided by operating activities    7,625,644        270,302
                                             -----------     ----------

Cash flows from investing activities:
  Capital expenditures                        (9,767,865)    (2,659,843)
  Net maturities of marketable debt and
   equity securities                          30,047,265      4,609,775
                                             -----------     ----------
  Net cash provided by investing activities   20,279,400      1,949,932
                                             -----------     ----------

Cash flows from financing activities:
  Stock options exercised                        591,004         52,063
  Tax benefit from exercise of stock options     116,932         10,822
  Purchase of treasury stock                 (30,243,169)    (2,751,891)
                                             -----------     ----------
  Net cash used in financing activities      (29,535,233)    (2,689,006)
                                             -----------     ----------

  Effect of exchange rates                       190,948        132,332

  Net decrease in cash and cash equivalents   (1,439,241)      (336,440)

Cash and cash equivalents at beginning
 of period                                     7,912,276      6,809,475
                                             -----------     ----------
Cash and cash equivalents at end of period    $6,473,035     $6,473,035
                                             ===========     ==========

    Non-GAAP Measurements

    Non-GAAP results reported in this release, which are a supplement to financial results based on GAAP, exclude charges for stock based compensation. The Company believes these non-GAAP financial measures provide useful information to both management and investors to help understand and compare business trends among reporting periods on a consistent basis. Additionally, these non-GAAP financial measurements are one of the primary indicators management uses for planning and forecasting in future periods. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States. The chart below, compares results on a GAAP basis to pro-forma results excluding non- cash equity based compensation.

                                  Anaren, Inc.
    Reconciliation of GAAP and Pro-forma Gross Profit, Operating Income, Net
                          Income and Earnings Per Share

                          Three Months Ended         Nine Months Ended
                         Mar. 31,    Mar. 31,     Mar. 31,     Mar. 31,
                          2008         2007         2008         2007
                       -----------  -----------  -----------  -----------

Net sales              $32,618,733  $32,600,635  $97,076,907  $93,126,530
                       ===========  ===========  ===========  ===========

GAAP gross profit       10,140,492   11,358,481   31,059,973   33,095,593
    % of sales                31.1%        34.8%        32.0%        35.5%
                       ===========  ===========  ===========  ===========
  Stock based
   compensation expense    192,914      226,065      625,487      745,757
                       -----------  -----------  -----------  -----------

    Proforma gross
     profit            $10,333,406  $11,584,546  $31,685,460  $33,841,350
                       ===========  ===========  ===========  ===========
    % of sales                31.7%        35.5%        32.6%        36.3%
                       ===========  ===========  ===========  ===========

GAAP operating income   $2,290,149   $4,027,571   $8,060,950  $12,163,143
    % of sales                 7.0%        12.4%         8.3%        13.1%
                       ===========  ===========  ===========  ===========
  Stock based
   compensation expense    942,830      851,441    2,781,092    2,534,990
                       -----------  -----------  -----------  -----------

    Proforma operating
     income             $3,232,979   $4,879,012  $10,842,042 $ 14,698,133
                       ===========  ===========  ===========  ===========
    % of sales                 9.9%        15.0%        11.2%        15.8%
                       ===========  ===========  ===========  ===========


GAAP net income         $2,816,589   $3,510,725   $8,073,367  $11,032,697
    % of sales                 8.6%        10.8%         8.3%        11.8%
                       ===========  ===========  ===========  ===========
  Stock based
   compensation
   expense, net of tax     699,830      685,441    2,065,092    2,046,990
                       -----------  -----------  -----------  -----------

    Proforma net income $3,516,419   $4,196,166  $10,138,459  $13,079,687
                       ===========  ===========  ===========  ===========
    % of sales                10.8%        12.9%        10.4%        14.0%
                       ===========  ===========  ===========  ===========

Diluted earnings per
 share:
  GAAP net income            $0.19        $0.20        $0.53        $0.62
  Stock based
   compensation expense,
   net of tax                 0.05         0.04         0.13         0.11
                       -----------  -----------  -----------  -----------

  Proforma net income
   per share                 $0.24        $0.24        $0.66        $0.73
                       ===========  ===========  ===========  ===========

Shares used in computing
  net income per share:
    Diluted             14,479,862   17,699,597   15,282,144   17,921,998
                       ===========  ===========  ===========  ===========